Mueller Industries, Inc. Reports Second Quarter 2012 Earnings

MEMPHIS, Tenn., July 24, 2012 /PRNewswire/ -- Mueller Industries, Inc. (NYSE: MLI) announced today that Mueller's net income in the second quarter of 2012 was $17.9 million, or 47 cents per diluted share. This compares with net income of $22.3 million, or 59 cents per diluted share, for the same period of 2011. Net sales for the second quarter of 2012 were $594.1 million compared with $652.9 million in the second quarter of 2011. Of the decrease in net sales, approximately $51.6 million was attributable to lower copper and other raw material costs that impact the selling prices of our products. Copper prices decreased to an average of $3.55 per pound in the second quarter of 2012 versus $4.16 per pound in the same quarter of 2011.

Second Quarter Financial and Operating Highlights

  The Plumbing & Refrigeration segment posted operating earnings of $22.6 million on net sales of $331.7 million, which compares with prior year earnings of $24.8 million on net sales of $347.1 million. The decrease in earnings was due to slightly lower spreads.
  The OEM segment posted operating earnings of $15.1 million during the second quarter of 2012 on net sales of $268.6 million, which compares with operating earnings of $18.8 million on net sales of $314.1 million for the same period in 2011.  Unit volumes decreased somewhat and spreads were slightly lower.
  The Company redeemed its outstanding 6% Subordinated Debentures, due 2014 late in the second quarter.  In future periods, the redemption will result in a savings of approximately $8.9 million in interest expense, or 15 cents per diluted share, on an annualized basis.
  At quarter end, cash totaled $373.7 million equal to $9.77 per share and the current ratio was 3.9 to 1.  Total stockholders' equity was $904.3 million.

Business Outlook

Regarding the outlook, Greg Christopher, CEO said, "The long awaited housing recovery may have begun. Mortgage rates are at historic lows, even as home prices have shown signs of firming. Also, in some markets it has become cheaper to buy than to rent. However, commercial construction activity has recently been uneven after showing gains earlier in the year. We believe that overall business conditions in the construction sector are improving, but at an irregular pace."

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market that includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Quarter Ended		For the Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Net sales	$ 594,099	$ 652,923	$ 1,171,767	$ 1,340,604

Cost of goods sold	522,851	573,877	1,016,026	1,163,751
Depreciation and amortization	7,919	9,166	15,448	18,865
Selling, general, and administrative expense	33,487	33,330	65,089	68,699
Litigation settlement	-	-	-	(10,500)
Insurance settlement	-	-	(1,500)	-

Operating income	29,842	36,550	76,704	99,789

Interest expense	(2,721)	(2,834)	(5,358)	(6,182)
Other income, net	490	264	744	1,323

Income before income taxes	27,611	33,980	72,090	94,930

Income tax expense	(9,071)	(11,249)	(20,733)	(31,657)

Consolidated net income	18,540	22,731	51,357	63,273

Net income attributable to noncontrolling interest	(623)	(400)	(841)	(355)

Net income attributable to Mueller Industries, Inc.	$ 17,917	$ 22,331	$ 50,516	$ 62,918

Weighted average shares
for basic earnings per share	38,029	37,737	38,021	37,730
Effect of dilutive stock-based awards	436	356	440	309

Adjusted weighted average shares
for diluted earnings per share	38,465	38,093	38,461	38,039

Basic earnings per share	$ 0.47	$ 0.59	$ 1.33	$ 1.67

Diluted earnings per share	$ 0.47	$ 0.59	$ 1.31	$ 1.65

Dividends per share	$ 0.10	$ 0.10	$ 0.20	$ 0.20

Summary Segment Data:
Net sales:
Plumbing & Refrigeration Segment	$ 331,688	$ 347,069	$ 647,042	$ 727,658
OEM Segment	268,551	314,086	539,527	633,422
Elimination of intersegment sales	(6,140)	(8,232)	(14,802)	(20,476)

Net sales	$ 594,099	$ 652,923	$ 1,171,767	$ 1,340,604

Operating income:
Plumbing & Refrigeration Segment	$ 22,605	$ 24,790	$ 50,863	$ 54,473
OEM Segment	15,057	18,816	39,782	48,462
Unallocated expenses	(7,820)	(7,056)	(13,941)	(3,146)

Operating income	$ 29,842	$ 36,550	$ 76,704	$ 99,789

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 373,680	$ 514,162
Accounts receivable, net	299,264	250,027
Inventories	229,338	219,193
Other current assets	41,768	43,317

Total current assets	944,050	1,026,699

Property, plant, and equipment, net	212,035	203,744
Other assets	116,355	117,161

	$ 1,272,440	$ 1,347,604

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of debt	$ 25,715	$ 41,265
Accounts payable	89,914	65,545
Other current liabilities	124,757	106,434

Total current liabilities	240,386	213,244

Long-term debt	7,800	156,476
Pension and postretirement liabilities	53,162	54,244
Environmental reserves	22,600	22,892
Deferred income taxes	13,079	14,856
Other noncurrent liabilities	966	1,130

Total liabilities	337,993	462,842

Total Mueller Industries, Inc. stockholders' equity	904,343	855,688
Noncontrolling interest	30,104	29,074

Total equity	934,447	884,762

	$ 1,272,440	$ 1,347,604

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Six Months Ended
	June 30,	July 2,
	2012	2011
	(Unaudited)
Operating activities:
Consolidated net income	$ 51,357	$ 63,273
Reconciliation of consolidated net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	15,843	18,999
Stock-based compensation expense	2,061	1,712
Loss (gain) on disposal of properties	106	(275)
Insurance settlement	(1,500)	-
Insurance proceeds - noncapital related	9,000	-
Deferred income taxes	(2,930)	(2,549)
Income tax benefit from exercise of stock options	(83)	(90)
Changes in assets and liabilities, net of business acquired:
Receivables	(55,826)	(55,010)
Inventories	(9,055)	(78,966)
Other assets	(1,371)	(4,398)
Current liabilities	9,121	17,199
Other liabilities	285	768
Other, net	270	433

Net cash provided by (used in) operating activities	17,278	(38,904)

Investing activities:
Capital expenditures	(23,433)	(8,743)
Acquisition of business	-	(6,882)
Insurance proceeds for property and equipment	32,500	-
Proceeds from sales of properties	175	151
Net withdrawals from (deposits into) restricted cash balances	4,368	(3,877)

Net cash provided by (used in) investing activities	13,610	(19,351)

Financing activities:
Dividends paid	(7,605)	(7,546)
Debt issuance costs	-	(1,942)
Net proceeds from the exercise of stock options	187	592
Income tax benefit from exercise of stock options	83	90
Repayments of long-term debt	(148,676)	(250)
(Repayments) issuance of debt by joint venture, net	(15,842)	16,498

Net cash (used in) provided by financing activities	(171,853)	7,442

Effect of exchange rate changes on cash	483	1,713

Decrease in cash and cash equivalents	(140,482)	(49,100)

Cash and cash equivalents at the beginning of the period	514,162	394,139

Cash and cash equivalents at the end of the period	$ 373,680	$ 345,039

MUELLER INDUSTRIES, INC.
RECONCILIATION OF NET INCOME AS REPORTED
TO NET INCOME BEFORE LIFO GAIN, INSURANCE SETTLEMENT AND LITIGATION SETTLEMENT
(In thousands, except per share data)

Earnings without the LIFO gain and insurance settlement in 2012 and without the litigation settlement in 2011 is a measurement not derived in accordance with generally accepted accounting principles.  Excluding the LIFO gain, insurance settlement, and litigation settlement is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business.  The LIFO gain resulted from deferred recognition of a 2011 decrement and the insurance settlement was related to a 2009 claim at the Company's Fulton, Mississippi, copper tube mill.  The litigation settlement resulted from the collection of proceeds from the lawsuit against Peter Berkman, Jeffrey Berkman, and Homewerks Worldwide LLC, the results of which are not impacted by daily operations. Reconciliations of earnings without the LIFO gain, insurance settlement, and litigation settlement to net income as reported are as follows:

	For the Six Months Ended June 30, 2012

		Impact of	Impact of
	As	LIFO	Insurance
	Reported	Gain	Settlement	Pro forma
	(Unaudited)

Operating income	$ 76,704	$ (7,979)	$ (1,500)	$ 67,225

Interest expense	(5,358)	-	-	(5,358)
Other income, net	744	-	-	744

Income before income taxes	72,090	(7,979)	(1,500)	62,611
Income tax expense	(20,733)	2,872	585	(17,276)

Consolidated net income	51,357	(5,107)	(915)	45,335

Net income attributable to noncontrolling interest	(841)	-	-	(841)

Net income attributable to Mueller Industries, Inc.	$ 50,516	$ (5,107)	$ (915)	$ 44,494

Diluted earnings per share	$ 1.31	$ (0.13)	$ (0.02)	$ 1.16

	For the Six Months Ended July 2, 2011

		Impact of
	As	Litigation
	Reported	Settlement	Pro forma
	(Unaudited)

Operating income	$ 99,789	$ (10,500)	$ 89,289

Interest expense	(6,182)	-	(6,182)
Other income, net	1,323	-	1,323

Income before income taxes	94,930	(10,500)	84,430
Income tax expense	(31,657)	3,675	(27,982)

Consolidated net income	63,273	(6,825)	56,448

Net income attributable to noncontrolling interest	(355)	-	(355)

Net income attributable to Mueller Industries, Inc.	$ 62,918	$ (6,825)	$ 56,093

Diluted earnings per share	$ 1.65	$ (0.18)	$ 1.47

CONTACT: Kent A. McKee, +1-901-753-3208